Exhibit 10.1

SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

          AGREEMENT made as of the _____ day of __________, 200__ between Foot Locker, Inc. (the "Company"), a New York corporation with its principal office located at 112 West 34th Street, New York, New York, and _______________ (“Executive”).

W I T N E S S E T H:

          WHEREAS, the Company believes that the establishment and maintenance of a sound and vital management of the Company is essential to the protection and enhancement of the interests of the Company and its shareholders;

          WHEREAS, the Company wishes to provide for the continued employment of the Executive with the Control Group, and the Executive is willing to commit himself to continue to serve the Company, on the terms and conditions herein provided; and

          WHEREAS, this Agreement supersedes any employment agreement, severance plan, policy and/or practice of the Company in effect on the date hereof for the Executive.

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

          1.     Definitions. The following terms shall have the meanings set forth in this section as follows:

               (a)     “Affiliate” shall mean the Company and any entity affiliated with the Company within the meaning of Code Section 414(b) with respect to a controlled group of corporations, Code Section 414(c) with respect to trades or businesses under common control with the Company, Code Section 414(m) with respect to affiliated service groups and any other entity required to be aggregated with the Company under Section 414(o) of the Code. No entity shall be treated as an Affiliate for any period during which it is not part of the controlled group, under common control or otherwise required to be aggregated under Code Section 414.

               (b)     “Beneficiary” shall mean the individual designated by the Executive, on a form acceptable by the Committee, to receive benefits payable under this Agreement in the event of the Executive's death. If no Beneficiary is designated, the Executive's Beneficiary shall be his spouse, or if the Executive is not survived by a spouse, the Executive's estate.

               (c)     “Board” shall mean the Board of Directors of the Company.

               (d)     “Cause” shall mean (with regard to the Executive's Termination of Employment with the Control Group): (i) the refusal or willful failure by the Executive to substantially perform his duties, (ii) with regard to the Control Group or any of their assets or businesses, the Executive's dishonesty, willful misconduct, misappropriation, breach of fiduciary duty or fraud, (iii) the willful breach by the Executive of any material provision of this Agreement, which breach is not cured within ten (10) business days from the date of the Company's notice of the occurrence of such breach to the Executive, or (iv) the Executive's conviction of a felony (other than a traffic violation) or any other crime involving, in the sole discretion of the Committee, moral turpitude.

               (e)     “Change in Control” shall have the meaning set forth in Appendix A attached hereto.

               (f)     “Code” shall mean the Internal Revenue Code of 1986, as amended and as hereafter amended from time to time.

               (g)     “Committee” shall mean the Compensation and Management Resources Committee of the Board or an administrative committee appointed by the Compensation and Management Resources Committee.

               (h)     “Competition” shall mean participating, directly or indirectly, as an individual proprietor, stockholder, officer, employee, director, joint venturer, investor, lender, or in any capacity whatsoever (within the United States of America or in any other country where any of the Executive's former employing members of the Control Group does business) in (A) a business in competition with the retail, catalog, or on-line sale of athletic footwear, athletic apparel and sporting goods conducted by the Control Group (the "Athletic Business"), or (B) a business that in the prior fiscal year supplied product to the Control Group for the Athletic Business having a value of $20 million or more at cost to the Company or any of its subsidiaries or affiliates; provided, however, that such participation shall not include (X) the mere ownership of not more than 1 percent of the total outstanding stock of a publicly held company; (Y) the performance of services for any enterprise to the extent such services are not performed, directly or indirectly, for a business in competition with the Athletic Business or for a business which supplies product to the Control Group for the Athletic Business; or (Z) any activity engaged in with the prior written approval of the Chief Executive Officer of the Company.

               (i)     “Control Group” shall mean the Company and its Affiliates.

               (j)     “Good Reason” shall mean (with respect to an Executive's Termination of Employment with the Control Group):

                    (i)     Prior to a Change in Control, (A) a reduction in the Executive's rate of base salary as payable from time to time, other than a reduction that occurs in connection with, and in the same percentage as, an across-the-board reduction over any three-year period in the base salaries of all executives of the Company of a similar level and where the reduction is less than 20 percent of the Executive's base salary measured from the beginning of such three-year period; or (B) a material and adverse change in the nature and status of the Executive's authority or responsibilities, except temporarily as a result of the Executive's disability, illness or other absence;

                    (ii)     On or after a Change in Control, (A) any reduction in the Executive’s rate of base salary as payable from time to time, (B) a failure of the Company to continue in effect the benefits applicable to, or the Company's reduction of the benefits applicable to, the Executive under any benefit plan or arrangement (including without limitation, any pension, life insurance, health or disability plan) in which the Executive participates as of the date of the Change in Control without implementation of a substitute plan(s) providing materially similar benefits in the aggregate to those discontinued or reduced, except for a discontinuance of, or reduction under, any such plan or arrangement that is legally required, and provided that in either such event the Company provides similar benefits (or the economic effect thereof) to the Executive in any manner determined by the Company; (C) any material demotion of the Executive or any material reduction in the Executive's authority or responsibility, except temporarily as a result of the Executive's disability, illness or other absence; or (D) the Company’s failure to renew this Agreement.

                    (iii)     At any time, (A) a reduction in the Executive's annual bonus classification level other than in connection with a redesign of the applicable bonus plan that affects all employees at the Executive's bonus level; or (B) the failure of any successor to the Company to assume in writing the obligations hereunder.

               (k)     “Non-Competition Period” shall mean (i) the period the Executive is employed by the Control Group and (ii) at any time prior to a Change in Control, the two (2) year period commencing on the Termination Date.

               (l)     “Retirement” shall mean separation from service with the Control Group in accordance with Section 409A on or after the date that the Participant’s age added together with his or her Years of Service equals or exceeds the sum of sixty-five (65).

               (m)     “Salary” shall mean an Executive's base cash compensation rate for services paid to the Executive by the Company or an Affiliate at the time of his Termination of Employment from the Control Group. Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, noncash compensation or any other additional compensation but shall include amounts reduced pursuant to an Executive's salary reduction agreement under Sections 125, 132(f) or 401(k) of the Code (if any) or a nonqualified elective deferred compensation arrangement to the extent that in each such case the reduction is to base salary.

               (n)     “Section 409A” shall mean Section 409A of the Code including the regulations issued thereunder by the Department of the Treasury.

               (o)     “Severance Benefit” shall mean (i) in the case of the Executive's Termination of Employment with the Control Group that does not occur within the 24 month period following a Change in Control and such termination is a Termination of Employment by the Company without Cause or by the Executive for Good Reason, 3.0 times the Executive’s weekly Salary multiplied by the Executive's Years of Service; provided, however, that the Severance Benefit shall be no less than 52 weeks' Salary; or (ii) in the case of the Executive's Termination of Employment with the Control Group that occurs within the 24 month period following a Change in Control and such termination is a Termination of Employment by the Company without Cause or by the Executive for Good Reason, 3.0 times the Executive’s weekly Salary multiplied by the Executive's Years of Service; provided, however, that the Severance Benefit shall be no less than 3 times his annual Salary.

               (p)     “Severance Period” shall mean (i) in the case of the Executive's Termination of Employment that does not occur within the 24 month period following a Change in Control and such termination is a Termination of Employment by the Company without Cause or by the Executive for Good Reason, two weeks' multiplied by the Executive's Years of Service, with a minimum of 52 weeks; or (ii) in the case of an Executive's Termination of Employment within the 24 month period following a Change in Control and such termination is a Termination of Employment by the Company without Cause or by the Executive for Good Reason, two weeks multiplied by the Executive's Years of Service, with a minimum of 104 weeks.

               (q)     “Substantially All of the Assets of the Company” shall mean at least 66 percent of the total gross fair market value of the assets of the Company immediately prior to the acquisition by a non-related third party, determined without regard to any liabilities associated with such assets.

               (r)     “Termination Date” shall mean in the case of the Executive's death, the date of death, or in all other cases, the date specified in the Notice of Termination of Employment; provided, however, that if the Executive's Termination of Employment is due to disability as provided in Section 7(b), the date specified in the Notice of Termination of Employment shall be at least thirty (30) days from the date the Notice of Termination of Employment is given to the Executive.

               (s)     “Termination of Employment” shall mean separation from service with the Control Group in accordance with Section 409A for any reason, including, but not limited to retirement, death, disability, resignation or dismissal with or without Cause; provided, however, that if an Employer is no longer a member of the Control Group and the Participant is transferred in connection with the sale of the assets of an Employer and the successor assumes the obligations hereunder in accordance with Section 13 hereof, a Termination of Employment shall not occur until termination of employment with the new control group.

               (t)     “Year of Service” shall mean each 12 consecutive month period commencing on the Executive's date of hire by the Company or an Affiliate and each anniversary thereof in which the Executive is paid by the Company or an Affiliate for the performance of full-time services as an Executive. For purposes of this section, full-time services shall mean that the Executive is employed for at least 30 hours per week. A Year of Service shall include any period during which the Executive is not working due to disability, leave of absence or layoff so long as he is being paid by the Company or an Affiliate (other than through any employee benefit plan). A Year of Service also shall include service in any branch of the armed forces of the United States by any person who is an Executive on the date such service commenced, but only to the extent required by applicable law.

          2.     Term. The initial term of this Agreement shall commence on __________ and shall end on ___________, unless further extended or sooner terminated as hereinafter provided. The term shall be automatically renewed for additional one-year periods unless the Company notifies the Executive three months prior to the end of the term that the term shall not be renewed. In no event, however, shall the term of the Executive's employment extend beyond the date of the Executive's actual retirement under a retirement plan of the Company.

          3.     Position and Duties. The Executive shall serve as ____________, and shall have such responsibilities, duties and authority as he may have as of the effective date of this Agreement (or any comparable position to which he may be assigned after the effective date of this Agreement) and as may from time to time be assigned to the Executive by the Chief Executive Officer of the Company that are consistent with such responsibilities, duties and authority. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company and its Affiliates.

          4.     Place of Performance. In connection with the Executive's employment by the Company, the Executive shall be based in the New York metropolitan area, except for required travel on Company business.

          5.     Compensation and Related Matters

               (a)     Salary. During the period of the Executive's employment hereunder, the Company or an Affiliate shall pay to the Executive a salary at a rate not less than the rate in effect as of the effective date of this Agreement or such higher rate as may from time to time be determined by the Company, such salary to be paid in accordance with the Company's normal payroll practices.

               (b)     Expenses. During the term of the Executive's employment hereunder, subject to Section 20 hereof, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company or an Affiliate, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

               (c)     Other Benefits. The Company shall maintain in full force and effect, and the Executive shall be entitled to continue to participate in, all of the employee benefit plans and arrangements in effect on the date hereof in which the Executive participates or plans or arrangements providing the Executive with at least equivalent benefits thereunder (including without limitation each retirement plan, supplemental and excess retirement plans, annual and long-term incentive compensation plans, stock option and purchase plans, group life insurance and accident plan, medical and dental insurance plans, and disability plan), and the Company shall not make any changes in such plans or arrangements that would adversely affect the Executive's rights or benefits thereunder; provided, however, that such a change may be made, including termination of such plans or arrangements, to the extent permitted by the respective plan or arrangement, if it occurs pursuant to a program applicable to all comparably situated executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any other comparably situated executive of the Company. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its comparably situated executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 5(a). Any payments or benefits payable to the Executive hereunder in respect of any calendar year during which the Executive is employed by the Company for less than the entire year shall, unless otherwise provided in the applicable plan or arrangement, be pro rated in accordance with the number of days in such calendar year during which he is so employed.

               (d)     Vacations. The Executive shall be entitled to no less than the number of vacation days in each calendar year that is determined in accordance with the Company's vacation policy as in effect on the date hereof. The Executive shall also be entitled to all paid holidays and personal days given by the Company to its executives.

          6.     Offices. Subject to Sections 3 and 4, the Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company and any of its Affiliates and in one or more executive offices of any of the Company's Affiliates.

          7.     Termination of Employment. The Executive's employment hereunder may be terminated without any breach of this Agreement only upon the following circumstances:

               (a)     Death. The Executive's employment hereunder shall automatically terminate upon his death.

               (b)     Disability. If, as a result of the Executive's incapacity due to physical or mental illness as determined by the Company in its sole discretion, the Executive shall have been absent from his duties hereunder on a full-time basis for a period of six consecutive months, and within 30 days after written Notice of Termination of Employment is given (which may occur before or after the end of such six month period) shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may immediately terminate the Executive's employment hereunder.

               (c)     Cause. The Company may terminate the Executive's employment hereunder for Cause by, at any time at its election within six months after the Company shall obtain knowledge of the grounds for termination, giving the Executive notice of its intention to terminate the Executive for Cause and stating the date of Termination of Employment and the grounds for termination.

               (d)     Good Reason. The Executive may terminate his employment hereunder for Good Reason upon 30 days' prior written notice to the Company; provided, however, that prior to a Change in Control, if the Company corrects the matter that has given rise to the Good Reason event, and makes the Executive whole for any loss to the Executive resulting from such Good Reason event, the Executive may not so terminate his employment.

               (e)     Without Cause. The Company may terminate the Executive's employment hereunder without Cause upon 30 days' prior written notice to the Executive.

               (f)     Without Good Reason. The Executive may terminate his employment hereunder without Good Reason upon 30 days' prior written notice to the Company.

          Any Termination of Employment by the Company or by the Executive (other than termination pursuant to Section 7(a)) shall be communicated by written Notice of Termination of Employment to the other party hereto in accordance with Section 18. For purposes of this Agreement, a "Notice of Termination of Employment" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination of Employment under the provision so indicated. Notwithstanding anything in this Agreement to the contrary, if the Company becomes obligated to make any payment to the Executive pursuant to the terms hereof, then this Agreement shall remain in effect until all of the Company's obligations hereunder are fulfilled.

          8.     Benefits Upon Termination of Employment.

               (a)     Death. In the event of the Executive's Termination of Employment with the Control Group due to his death, the Company shall pay any amounts due to the

Executive under Section 5 through the date of his death in accordance with the payment provisions of Section 5 and Section 13.

               (b)      Disability. In the event of the Executive's Termination of Employment with the Control Group under Section 7(b), the Company shall pay any amounts due to the Executive under Section 5 through the Termination Date in accordance with the payment provisions of Section 5 and shall have no other obligation to the Executive or his dependents other than amounts due, if any, under the Company's long-term disability plan, and any benefits offered by the Company under its then policy to employees who become disabled while employed by the Company.

               (c)     Cause. In the event the Executive's employment with the Control Group is terminated for Cause, the Company shall pay any amounts due to the Executive under Section 5 through the Termination Date in accordance with the payment provisions of Section 5 and shall have no other obligation to the Executive or his dependents other than any amounts, if any, due to Executive under its then existing policies to employees whose employment is terminated for Cause or under the specific terms of any welfare, pension, fringe benefit or incentive plan. Other than as provided in the preceding sentence, in the event the Executive's employment is terminated for Cause, he shall not be entitled to the benefits and payments provided under Section 8(g) below.

               (d)     Without Cause or For Good Reason. In the event the Executive's employment with the Control Group is terminated by the Company without Cause, or the Executive terminates employment with the Control Group within 60 days after the occurrence of a Good Reason event with regard to the Executive, the Company shall pay any amounts due to the Executive under Section 5 through the Termination Date in accordance with the payment provisions of Section 5 and shall pay the Executive a Severance Benefit as provided in Section 8(f) below.

               (e)     Following a Change in Control. Notwithstanding anything to the contrary contained herein, if, within 24 months following a Change in Control, the Executive’s employment with the Control Group is terminated without Cause or if the Executive terminates employment with the Control Group within sixty (60) days after the occurrence of a Good Reason event with regard to the Executive, (i) the Executive shall receive his Severance Benefit as provided in Section 8(f) below and (ii) the restrictions on Competition and no-hire contained in Sections 9(a)(i) and 9(b), respectively, shall not apply.

               (f)     Timing and Form of Payment. The Executive shall receive payment of his Severance Benefit in a lump sum payment within 10 days following the six-month anniversary of the Termination Date, provided that the Executive has signed and returned to the Company the release provided for in Section 12 in a form acceptable to the Company (the “Release”). The Release shall be provided to the Executive within seven (7) days following the Termination Date. In order to receive his Severance Benefit, the Executive will be required to sign the Release within twenty-one (21) or forty-five (45) days after the date it is provided to him, whichever is applicable under applicable law, and not revoke the Release within the seven (7) day period following the date the Executive signs the Release. If the Company has not received from the Executive an effective Release as of the six-month anniversary of the Termination Date, no Severance Benefit shall be paid to the Executive.

               (g)     (i) Except as set forth below and other than in cases where the Executive's employment with the Control Group is terminated pursuant to Sections 7(a), 7(b), 7(c) or 7(f), the Company shall provide the Executive with post-termination medical and dental benefits during the Severance Period in a manner intended to satisfy the requirements of Code Sections 105(h) and 409A as follows: (i) immediately following the Termination Date, the Executive will be entitled to elect such continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), subject to the terms and conditions of the Company’s medical and dental benefit plans and the provisions of COBRA; (ii) if the Executive elects COBRA continuation coverage, he will pay the applicable COBRA premiums during the period that his medical and dental benefits are continued pursuant to COBRA; and (iii) for each month during Severance Period, but not exceeding 18 months, the Company will pay to the Executive, on a monthly basis, the difference in the amount of COBRA premiums he pays and the amount the Executive would have paid for such medical and dental coverage as an active employee for such month.

                    (ii)     Notwithstanding the foregoing, in the event the Executive elects Retirement, the Company shall provide the Executive with post-termination medical and dental benefits in a manner intended to satisfy the requirements of Code Sections 105(h) and 409A such that the Executive shall be entitled to medical and dental insurance benefits substantially the same as those to which senior executives of the Company are entitled under the medical and dental plans of the Company applicable to actively employed senior executives, less any benefits Executive or his or her covered dependents may receive from Medicare. The Executive shall be responsible for the payment of the insurance premiums applicable to actively employed senior executives, including any subsequent increases in such premiums. Such medical and dental insurance coverage shall cease in the event the Executive engages in Competition during the one-year period following his Retirement or becomes a participant in a new employer’s medical and dental plan. In order to be entitled to the benefits described in this Section 8(g)(ii), the Executive, his spouse, and other covered dependents, as applicable, must have been enrolled at the time of the Executive’s Retirement in the medical and/or dental insurance plan applicable to actively employed senior executives, and the Executive, his spouse and other covered dependents, as applicable, are, as soon as eligible, enrolled in Medicare, including Part B.

                    (iii)     Notwithstanding anything else herein, the Executive shall not be entitled to any benefits during the Severance Period other than the benefits provided in Section 8 and, without limiting the generality of the foregoing, the Executive specifically shall not be entitled to continue to participate in any group disability or voluntary accidental death or dismemberment insurance plan he participated in prior to his Termination Date. Without limiting the generality of the foregoing, the Executive shall not accrue additional benefits under any pension plan of the Company or an Affiliate (whether or not qualified under Section 401(a) of the Code) during the

Severance Period, provided, however, that to the extent provided for under any applicable plan, the amount of any Severance Benefit may be included in the Executive's earnings for purposes of calculating the Executive's benefit under the Foot Locker Retirement Plan, the Foot Locker Excess Cash Balance Plan, and the Foot Locker 401(k) Plan.

               (h)     In the event of the Executive's death after becoming eligible for the Severance Benefit described in Section 8(f) and prior to payment of such amount, such Severance Benefit shall be paid to the Executive's Beneficiary.

               (i)     Notwithstanding anything else herein, to the extent the Executive would be subject to the excise tax under Section 4999 of the Code on the amounts in Section 8(f) and such other amounts or benefits he received from the Company and its Affiliates required to be included in the calculation of parachute payments for purposes of Sections 280G and 4999 of the Code, the amounts provided under this Agreement shall be automatically reduced to an amount one dollar less than that which, when combined with such other amounts and benefits required to be so included, would subject the Executive to the excise tax under Section 4999 of the Code if, and only if, the reduced amount received by the Executive on a net after-tax basis after taking into account federal, state and local income and social security taxes at the maximum marginal rates would be greater than the unreduced amount to be received by the Executive on a net after-tax basis after taking into account federal, state and local income and social security taxes at the maximum marginal rates minus the excise tax payable under Section 4999 of the Code on such amount and the other amounts and benefits received by the Executive and required to be included in the calculation of a parachute payment for purposes of Sections 280G and 4999 of the Code.

          9.     Non-Competition and Confidentiality.

               (a)     (i)     The Executive agrees that he shall not engage in Competition during the Non-Competition Period, subject to the Company's option to waive all or any portion of the Non-Competition Period, as more specifically provided for in the following paragraph.

                    (ii)     As additional consideration for the covenant not to compete during the Non-Competition Period described above, the Company shall pay the Executive, on a monthly basis, the sum of 25 percent of the Executive's monthly Salary, less the amount of the Executive's "Monthly Severance Benefit," if any. This additional consideration shall be payable for the two (2) year period commencing on the Termination Date and shall be payable on the first day of each month. For purposes of this provision, the "Monthly Severance Benefit" shall be equal to the Severance Benefit divided by the number of months in the Severance Period. The Company has the option, for any reason, to elect to waive all or any portion of the two (2) year period of Non-Competition commencing on the Termination Date, by giving the Executive written notice of such election not later than thirty (30) days following the Termination Date. In that event, the Company shall not be obligated to pay the Executive under this paragraph for any months as to which the covenant not to compete has been waived. The Company may discontinue payments being made pursuant to this paragraph at any time during the Non-Competition Period that (i) Executive is engaged in full-time employment that, in the Company's opinion, does not violate the provisions of Section 9(a)(i) hereof, or (ii) Executive violates the provisions of Section 9(a)(i) hereof.

               (b)     The Executive acknowledges that, during the course of his employment with the Company, due to the nature of the position he occupies he will have access to confidential information of the Company concerning its executives and employees, including, but not limited to, their background, experience, education, training, capabilities, and potential. He agrees, therefore, that if his employment is terminated at any time prior to a Change in Control (a) by the Company for any reason or (b) by the Executive for any reason, he shall not, for a two-year period beginning on the Termination Date, intentionally recruit, solicit or induce any employee or employees of the Control Group to terminate their employment with, or otherwise cease their relationship with, the former employing members of the Control Group where such employee or employees do in fact so terminate their employment.

               (c)     The Executive shall not at any time during the term of this Agreement, or thereafter, communicate or disclose to any unauthorized person, or use for the Executive's own account, without the prior written consent of the Chief Executive Officer of the Company, nonpublic information of any kind concerning the Company or any of its subsidiaries or affiliates, including, but not limited to, nonpublic information concerning finances, financial plans, accounting methods, strategic plans, operations, personnel, organizational structure, methods of distribution, suppliers, customers, client relationships, marketing strategies, real estate strategies or the like. In the event of the termination of Executive's employment, Executive shall, on or before the Termination Date, return all Confidential Information in his possession, in whatever form, to the Company. It is understood, however, that the obligations set forth in this paragraph shall not apply to the extent that the aforesaid matters (a) are disclosed in circumstances in which the Executive is legally required to do so or (b) become generally known to and available for use by the public other than by the Executive's wrongful act or omission.

               (d)     The Executive agrees that any breach by him of the terms of Section 9 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore agrees that in the event of a breach or threatened breach by the Executive of the provisions of Section 9, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach or threatened breach or continued breach by the Executive, including any and all persons and entities acting for or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenant not to compete are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenant herein. If any provision of the covenants set forth in Section 9 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

               (e)     The provisions of Section 9 shall survive any termination of this Agreement and the existence of any claim or cause of action by the Executive against the Control Group, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of Section 9.

          10.     No Duty to Mitigate/Set-off. The Company agrees that if the Executive's employment with the Control Group is terminated during the term of this Agreement, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, the amount of the Severance Benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive or benefit provided to the Executive as the result of employment by another employer or otherwise. Except as otherwise provided herein, the Company's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive. The Executive shall retain any and all rights under all pension plans, welfare plans, equity plans and other plans, including other severance plans, under which the Executive would otherwise be entitled to benefits.

          11.     Withholding. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state, or local income or other taxes incurred by reason of payments pursuant to this Agreement. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company or an Affiliate to the Executive upon such terms and conditions as the Committee may prescribe.

          12.     Release. In consideration of the Executive's entitlement hereunder to a Severance Benefit which exceeds the severance benefit provided for under the Company's standard severance program and as a condition of receiving any Severance Benefit hereunder with regard to a Termination of Employment occurring prior to a Change in Control, the Executive shall be required to provide the Company with a release of all claims of the Executive (except with regard to claims for payment of benefits specifically payable or providable hereunder which have not been paid as of the effective date of the release, claims for vested accrued benefits or claims under COBRA) of any kind whatsoever against the Control Group, its past or present officers, directors and employees, known or unknown, as of the date of the release. The release shall be in such form as may reasonably be specified by the Company.

          13.     Successors; Binding Agreement. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's Beneficiary, or the executors, personal representatives or administrators of the Executive's estate.

          14.     Termination of Prior Agreement. The Senior Executive Employment Agreement entered into between the Company and the Executive dated __________ is hereby terminated without any further obligation of the parties thereto.

          15.     Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All references to sections of the Code or any other law shall be deemed also to refer to any successor provisions to such sections and laws.

          16.     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          17.     Severability. If any provisions of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

          18.     Arbitration. Any dispute or controversy arising under or in connection with this Agreement or the breach thereof, other than injunctive relief pursuant to Section 9, shall be settled by arbitration, conducted before a panel of three arbitrators in New York, New York, or in such other city in which the Executive is then located, in accordance with the rules of the American Arbitration Association then in effect. The determination of the arbitrators, which shall be based upon a de novo interpretation of this Agreement, shall be final and binding and judgment may be entered on the arbitrators' award in any court having jurisdiction. The costs assessed by the American Arbitration Association for arbitration shall be borne by the Company.

          19.     Notice. Any notice to either party hereunder shall be in writing, and shall be deemed to be sufficiently given to or served on such party, for all purposes, if the same shall be given personally delivered to such party, or sent to such party by registered mail, postage prepaid, addressed as follows:

If to the Company:	Foot Locker, Inc.
112 West 34th Street
New York, NY 10120
Attention: General Counsel

If to the Executive:

               Either party may change the address to which notices are to be sent to such party hereunder by written notice of such new address given to the other party hereto. Notices shall be deemed given when received if delivered personally or three days after mailing if mailed as aforesaid.

          20.     Section 409A. This Agreement is intended to comply with, or be exempt from, Section 409A and all provisions hereof shall be construed in a manner to so comply. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. The parties further agree that there is no guarantee as to the tax consequences of payments provided for hereunder.

          21.     Governing Law. The validity, interpretation, construction, enforcement and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of laws principles. For purposes of Section 9, the Executive consents to the jurisdiction of state and federal courts in New York County.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive's hand has hereunto been set as of the date first set forth above.

FOOT LOCKER, INC.

By:
Title:

Executive

APPENDIX A

Change in Control

A Change in Control shall mean any of the following:

          (A)     the merger or consolidation of the Company with, or the sale or disposition of all or Substantially All of the Assets of the Company to, any person or entity or group of associated persons or entities (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or (b) a merger or capitalization effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Exchange Act), of securities representing more than the amounts set forth in (B) below;

          (B)     the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), in the aggregate, of securities of the Company representing thirty-five percent (35%) or more of the total combined voting power of the Company’s then issued and outstanding voting securities by any Person (other than the Company or any of its subsidiaries, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company) acting in concert; or

          (C)     during any period of not more than twelve (12) months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.